Exhibit 10.8

TIGA ACQUISITION CORP. III

250 North Bridge Road

#24-00, Raffles City Tower

Singapore 179101

[•], 2021

Tiga Investments Pte Ltd

250 North Bridge Road

#24-00, Raffles City Tower

Singapore 179101

Ladies and Gentlemen:

This letter (the “Agreement”) will confirm our agreement that, commencing on the effective date (the “Effective Date”) of the registration statement (the “Registration Statement”) for the initial public offering (the “IPO”) of the securities of Tiga Acquisition Corp. III (the “Company”) and continuing until the earlier of (i) the completion by the Company of an initial business combination or (ii) the Company’s liquidation (in each case as described in the Registration Statement) (such earlier date hereinafter referred to as the “Termination Date”), Tiga Investments Pte Ltd shall take steps directly or indirectly to make available to the Company certain overhead expenses and related services as may be required by the Company from time to time, situated at 250 North Bridge Road, #24-00, Raffles City Tower, Singapore 179101 (or any successor location). In exchange therefore, the Company shall pay Tiga Investments Pte Ltd a sum of $10,000 per month beginning on the Effective Date and continuing monthly thereafter until the Termination Date. Tiga Investments Pte Ltd hereby agrees that it does not have any right, title, interest, cause of action or claim of any kind in or to any monies or other assets that may be set aside in a trust account (the “Trust Account”) established for the benefit of the public shareholders of the Company and into which substantially all of the proceeds of the Company’s IPO will be deposited (the “Claim”) and hereby irrevocably waives any Claim it may have in the future as a result of, or arising out of, this Agreement, any negotiations, contracts or agreements with the Company, which Claim would reduce, encumber or otherwise adversely affect the Trust Account or any monies or other assets in the Trust Account, and will not seek recourse, reimbursement, payment or satisfaction of any Claim against the Trust Account or any monies or other assets in the Trust Account for any reason whatsoever.

This Agreement constitutes the entire agreement and understanding of the parties hereto in respect of its subject matter and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby.

This Agreement may not be amended, modified or waived as to any particular provision, except by a written instrument executed by all parties hereto.

No party hereto may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other party. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee.

Any litigation between the parties (whether grounded in contract, tort, statute, law or equity) shall be governed by, construed in accordance with, and interpreted pursuant to the laws of the State of New York.

This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original but all of which together shall constitute one and the same Agreement.

Acknowledged and Agreed:
TIGA INVESTMENTS PTE LTD
By:
Name:	George Raymond Zage, III
Title:	Director

Very truly yours,
TIGA ACQUISITION CORP. III
By:
Name:	Diana Luo
Title:	Chief Executive Officer